Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-110731 on Form S-8 of our report dated June 27, 2014, relating to the financial statements and financial statement schedule of South Jersey Industries, Inc. 401(k) Plan appearing in this Annual Report on Form 11-K of South Jersey Industries, Inc. 401(k) Plan for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
June 27, 2014